UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
May 2, 2011
Northrop Grumman Corporation
(Exact name of registrant as specified in its charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	1-16411 (Commission File Number)	80-0640649 (IRS Employer Identification No.)
1840 Century Park East, Los Angeles, CA 90067
(Address of principal executive offices)(Zip Code)
(310) 553-6262
Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.
ITEM 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1

ITEM 8.01 Other Events.
On May 2, 2011, Northrop Grumman Corporation (the “Company”) entered into a $1.0 billion accelerated share repurchase (“ASR”) agreement with Goldman, Sachs & Co. (“Goldman Sachs”). Under the ASR agreement, the Company repurchased 15,583,606 shares of its common stock from Goldman Sachs at a price per share of $64.17 with available cash on hand. This ASR agreement was entered into pursuant to the company’s share repurchase authorization announced on April 27, 2011, which increased the company’s outstanding share repurchase authorization to $4.0 billion of common stock.
Under the ASR agreement, Goldman Sachs plans to purchase an equivalent number of shares of common stock (15,583,606 shares) in the open market from time to time until it has acquired that number, at which time the Company may receive, or be required to remit, a price adjustment based upon the volume weighted average price of its common shares. The purchase price adjustment can be settled, at the option of the Company, in cash or in shares of its common stock.
The ASR agreement is subject to terms and conditions that include adjustments upon the occurrence of certain events and certain circumstances under which the ASR agreement may be terminated.
A copy of the press release entitled “Northrop Grumman Buys 15.6 Million Shares in Accelerated Share Repurchase” is furnished as Exhibit 99.1 to this Report.
ITEM 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued May 3, 2011 by Northrop Grumman Corporation concerning entry into an accelerated share repurchase agreement

Exhibit No.	Description
99.1	Press release issued May 3, 2011 by Northrop Grumman Corporation concerning entry into an accelerated share repurchase agreement
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHROP GRUMMAN CORPORATION
Date: May 4, 2011	By:	/s/ Jennifer C. McGarey
(Signature)
Jennifer C. McGarey Corporate Vice President and Secretary